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NASDAQ GRANTS WORLD AIR HOLDINGS LISTING EXTENSION
TO FEBRUARY 20, 2006

PEACHTREE CITY, Ga. (Jan. 19, 2006) – World Air Holdings, Inc. (NASDAQ: WLDAE), parent company of World Airways and North American Airlines, announced today that the Nasdaq Listing Qualifications Panel has granted the company continued listing on the Nasdaq National Market until Feb.20, 2006, pending filing of an amended Form 10-Q/A for the period ended June 30, 2005 and a Form 10-Q for the period ended Sept. 30, 2005.

The company continues to make progress in its work to complete the periodic reports necessary to fully comply with Nasdaq requirements and the terms of the panel’s decision on Nov. 22, 2005. The company continues to keep the panel apprised of its progress. With the exception of pending filings, the company continues to satisfy all quantitative requirements for continued listing on The Nasdaq National Market by a substantial margin.

While the company believes it will be able to satisfy these requirements, there can be no assurances that it will be able to do so. The fifth character “E” indicating that the company is not current in filing will remain appended to its symbol until the company becomes compliant with all requirements for continued listing on the Nasdaq National Market.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc. and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For additional information, visit .

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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